Exhibit 99(a)
CRT Properties, Inc.

225 NE Mizner Blvd., Suite 200 Boca Raton, Florida 33432

[CRT Properties logo]

NEWS

FOR IMMEDIATE RELEASE

CRT Properties’ CEO to Ring NYSE Closing Bell on July 16;
Company Added to S&P’S Small Cap 600 Index

BOCA RATON, FLORIDA—July 14, 2004—CRT Properties, Inc. (NYSE: CRO) today announced CEO Thomas J. Crocker will ring the closing bell at the New York Stock Exchange on Friday, July 16 in recognition of the Company’s new name and trading symbol. The Company, formerly known as Koger Equity, Inc., adopted the CRT Properties name on July 1, 2004.

CRT Properties has a 10.4 million square foot portfolio dominated by Class A office buildings in the Southeast and Texas, over $1 billion in assets and a total market capitalization of approximately $640 million. The Company’s stock has been traded on the NYSE since 2000.

CRT Properties also announced it has been tapped for Standard & Poor’s S&P Small Cap 600 Index. After the close of trading on July 15, CRT Properties will be added to the S&P Small Cap 600 Real Estate Investment Trusts Sub-Industry Index.

CRT Properties’ CEO Thomas J. Crocker said, “We welcome the opportunity to highlight our company’s growth and recent name change at the NYSE ceremony and to have our stock now represented in the S&P Small Cap 600 Index.”

Standard & Poor’s U.S. indices are designed to reflect the U.S. equity markets and, through the markets, the U.S. economy. Criteria for a company to be added to the S&P Small Cap 600 Index include adequate liquidity and reasonable price; market capitalization of $300 million to $1 billion; financial viability, usually measured as four consecutive quarters of positive earnings; and public float of at least 50 percent of the company’s stock. Additions to and deletions from the S&P indices do not reflect an opinion on the investment merits of the companies concerned.

About CRT Properties

CRT Properties, Inc. owns or has interests in 132 office buildings, containing 10.4 million rentable square feet, located primarily in 20 suburban office projects and two urban centers in 12 metropolitan areas in the southeastern United States, Texas and Maryland. For more information, contact its website at www.crtproperties.com or Investor Relations, 225 NE Mizner Boulevard, Suite 200, Boca Raton, Florida 33432-3945, or call 1-561-395-9666.

CONTACT: CRT Properties, Inc.
Investor Relations
Thomas C. Brockwell, Executive Vice President
1-800-850-2037